Preliminary Structural and Collateral Term Sheet
$2,561,000,000 (Approximate) of Senior Certificates J.P. Morgan Mortgage Trust 2006-A2 Mortgage Pass-Through Certificates, Series 2006-A2 03/07/2006
Features of the Transaction	Preliminary Mortgage Pool Data (approximate) Group 1
Pool 1 Pool 2 Pool 3
- Offering consists of approximately $2,561 mm of Senior Certificates	Collateral Type 5Yr Hybrid 7Yr Hybrid 10Yr Hybrid
expected to be rated AAA by 2 of the 4; S&P, Moody’s, Fitch, Dominion.	ARMS ARMS ARMS
- The Amount of Senior Certificates is approximate and may vary.	Outstanding Principal Balance 271,820,462 738,251,313 354,544,900
- Multiple groups of Mortgage Loans will collateralize the transaction	Number of Mortgage Loans 689 1,392 563
- There are approximately 5 groups of Senior Certificates, which may vary.	Average Principal Balance 396,879 530,727 632,566
- The Credit Support for the Senior Certificates of Pools 1, 2, & 3 is	Weighted Average Net Mortgage Rate 5.48% 5.78% 5.68%
Cross-Collateralized, with respect to losses	Weighted Average Maturity 356 358 357
- The Credit Support for the Senior Certificates of Pools 4 & 5 is	Weighted Average Seasoning 4 2 3
Cross-Collateralized, with respect to losses	Weighted Average Months to Roll 56 82 117
ARM Index LY1(73%) LY1(84%) LY1(74%)
CMT(26%),LM6 LM6(16%),CMT LM6(26%)
Key Terms	Weighted Average Gross Margin 2.42 2.23 2.23
Issuer: J.P.Morgan Mortgage Trust	Initial Periodic Rate Cap 4.73 4.99 5.00
Underwriter: J.P.Morgan Securities, Inc.	Subsequent Periodic Rate Cap 2.00 1.84 1.74
Depositor: J.P. Morgan Acceptance Corp I	Lifetime Rate Cap 5.09 5.01 5.00
Master Servicer: Walls Fargo	Weighted Average Loan-to-Value 74% 71% 65%
Trustee: Wachovia Bank	Weighted Average FICO Score 737 744 745
Type of Issuance: Public	Geographic Distribution CA(26%),FL(15%) CA(37%),FL(13%) CA(32%),NY(26%)
Servicer Advancing: Yes. Subject to Recoverability.	Percent Owner Occupied 90% 92% 88%
Compensating Interest: Paid, But Capped.	Percent Single Family / PUD 79% 81% 78%
Clean-Up Call / Optional Termination: 5% clean-up call (aggregate portfolio)	Interest Only 84% 80% 82%
Legal Investment: The Senior Certificates are	Primary Servicer Chase Chase Chase
SMMEA Eligible at Settlement.	Other Servicers Wells,PHH PHH,Countrywide PHH
ERISA Eligible: The Senior Certificates are	Countrywide
ERISA eligible subject to limitations set	Preliminary Mortgage Pool Data (approximate) Group 2
forth in the final prospectus supplement.	Pool 4 Pool 5
Tax Treatment: REMIC	Collateral Type 5Yr Hybrid 5Yr Hybrid
Structure: Senior/Subordinate w/ Shifting Interest	ARMs ARMs
and Subordinate Certificate Prepayment Lockout	Outstanding Principal Balance 607,202,501 685,438,990
Expected AAA Subordination: (Group 1) 4.0% +/- .50%	Number of Mortgage Loans 989 1,110
(Group 2) 3.0% +/- .50%	Average Principal Balance 659,083 680,578
Rating Agencies: At least 2 of 4; Moody's, S&P, Fitch, Dominion	Weighted Average Net Mortgage Rate 3.89% 3.75%
Registration: Senior Certificates - DTC	Weighted Average Maturity 338 329
Weighted Average Seasoning 22 31
Time Table	Weighted Average Months to Roll 38 29
Cut-Off Date March 1, 2006	ARM Index LY1(99%),CMT(l%) LY1(91%),CMT(9%)
Settlement Date March 31, 2006	Weighted Average Gross Margin 2.26 2.26
First Distribution Date April 25, 2006	Initial Periodic Rate Cap 5.00 5.00
Distribution Date 25th or Next Business Day	Subsequent Periodic Rate Cap 2.00 2.00
Lifetime Rate Cap 5.00 5.00
JPMSI Contact Information	Weighted Average Loan-to-Value 62% 60%
Trading/Structuring Greg Boester	Weighted Average FICO Score 736 735
Eric Norquist	Geographic Distributor CA(46%),NY(22%) CA(33%),NY(24%)
Tom Scudese 212-834-2499	Percent Owner Occupied 94% 95%
Marc Simpson	Percent Single Family /PUD 80% 78%
Interest Only 0% 0%
Primary Servicer Chase Chase

JP Morgan Securities Inc.			Deal Summary Report						jpmmt06a2_0308
			Assumptions					Collateral
Settlement	31-Mar-2006	Prepay	25 CPR					Balance	WAC		WAM	Age	WAL	Dur
1st Pay Date	25-Apr-2006	Default	0 CDR					$2,655,258,165.04 5.039 346 14 3.36
		Recovery	0 months
		Severity	0%
Tranche	Balance	Coupon	Principal	Avg	Dur	Yield	Spread	Bench	Price	$@1bp	Accrued	NetNet	Dated	Notes
Name			Window	Life			bp		%		Int(M)	(MM)	Date
1F5	165,337,000.00	5.481	04/06 - 07/09	1.40								01-Mar-06		WAC
1M5	22,126,000.00	5.481	07/09 - 06/10	3.75								01-Mar-06		WAC
1L5	73,484,000.00	5.481	06/10 - 11/10	4.63								01-Mar-06		WAC
SUBS	54,505,674.88	5.693	04/06 - 02/36	6.07								01-Mar-06		WAC
2F7	531,888,000.00	5.775	04/06 - 11/10	1.80								01-Mar-06		WAC
2L7	174,913,000.00	5.775	11/10 - 01/13	6.26								01-Mar-06		WAC
3F10	159,385,000.00	5.684	04/06 - 05/09	1.35								01-Mar-06		WAC
3M10	138,628,000.00	5.684	04/06 - 03/13	3.50								01-Mar-06		WAC
3L10	42,350,000.00	5.684	03/13 - 12/15	8.90								01-Mar-06		WAC
5PT1	595,058,450.56	3.886	04/06 - 05/09	2.40								01-Mar-06		WAC
SUBS2	25,852,829.80	3.816	04/06 - 06/34	5.72								01-Mar-06		WAC
5PT2	671,730,209.80	3.754	04/06 - 08/08	1.94								01-Mar-06		WAC
Yield Curve				swap curve
Mat 3MO 6MO 2YR 5YR 10YR 30YR				3mo 6mo 1yr 2yr 3yr 4yr 5yr 7yr
Yld 4.579 4.722 4.718 4.669 4.636 4.615				4.866070 5.013380 5.182200 5.198140 5.206420 5.222700 5.243000 5.268642

The issuer has filed a registration statement (including a prospectus) with the SEC or the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-834-2499 (collect call) or by emailing Thomas Panagis at thomas.m.panagis@jpmorgan.com.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities referenced in this communication in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or other jurisdiction.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued.

The information contained in this communication is subject to change, completion or amendment from time to time. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The attached information may contain certain tables and other statistical analyses (the "Computational Materials") that have been prepared in reliance upon information furnished by the issuer, the preparation of which used numerous assumptions which may or may not be reflected herein. As such, no assurance can be given as to the appropriateness of the Computational Materials for any particular context; or as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance. These Computational Materials should not be construed as either projections or predictions. The specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the final underlying assets and the preliminary underlying assets used in preparing the Computational Materials. Neither JPMorgan nor any of its affiliates makes any representation or warranty as to the actual rate or timing of payments or losses on any of the underlying assets or the payments or yield on the securities.

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Copyright 2005 JPMorgan Chase & Co. All rights reserved. J.P. Morgan Securities Inc. (JPMSI), member NYSE and SIPC. JPMorgan is the marketing name used by the specific legal entity or entities named in the attached materials. Clients should contact analysts and execute transactions through a JPMorgan Chase & Co. subsidiary or affiliate in their home jurisdiction unless governing law permits otherwise.